Supplemental Operational Measures
We provide a supplemental discussion of our domestic wireless operations that is calculated by combining our Consumer Mobility and Business Solutions segments, and then adjusting to remove non-wireless operations. The following table presents a reconciliation of our supplemental AT&T Mobility results.

Supplemental Operational Measure
	Three Months Ended
	June 30, 2017				June 30, 2016
	Consumer Mobility	Business Solutions	Adjustments[1]	AT&T Mobility	Consumer Mobility	Business Solutions	Adjustments[1]	AT&T Mobility
Operating Revenues
Wireless service	$6,528	$8,006	$-	$14,534	$6,948	$7,963	$-	$14,911
Fixed strategic services	-	3,028	(3,028)	-	-	2,805	(2,805)	-
Legacy voice and data services	-	3,508	(3,508)	-	-	4,162	(4,162)	-
Other services and equipment	-	844	(844)	-	-	874	(874)	-
Wireless equipment	1,263	1,721	-	2,984	1,238	1,775	-	3,013
Total Operating Revenues	7,791	17,107	(7,380)	17,518	8,186	17,579	(7,841)	17,924

Operating Expenses
Operations and support	4,520	10,313	(4,636)	10,197	4,680	10,857	(5,036)	10,501
EBITDA	3,271	6,794	(2,744)	7,321	3,506	6,722	(2,805)	7,423
Depreciation and amortization	871	2,335	(1,214)	1,992	932	2,521	(1,372)	2,081
Total Operating Expense	5,391	12,648	(5,850)	12,189	5,612	13,378	(6,408)	12,582
Operating Income	$2,400	$4,459	$(1,530)	$5,329	$2,574	$4,201	$(1,433)	$5,342
[1] Non-wireless (fixed) operations reported in Business Solutions segment.

Supplemental Operational Measure
	Six Months Ended
	June 30, 2017				June 30, 2016
	Consumer Mobility	Business Solutions	Adjustments[1]	AT&T Mobility	Consumer Mobility	Business Solutions	Adjustments[1]	AT&T Mobility
Operating Revenues
Wireless service	$13,137	$15,935	$-	$29,072	$13,891	$15,818	$-	$29,709
Fixed strategic services	-	6,002	(6,002)	-	-	5,556	(5,556)	-
Legacy voice and data services	-	7,138	(7,138)	-	-	8,535	(8,535)	-
Other services and equipment	-	1,661	(1,661)	-	-	1,733	(1,733)	-
Wireless equipment	2,394	3,219	-	5,613	2,623	3,546	-	6,169
Total Operating Revenues	15,531	33,955	(14,801)	34,685	16,514	35,188	(15,824)	35,878

Operating Expenses
Operations and support	9,048	20,489	(9,342)	20,195	9,592	21,659	(10,126)	21,125
EBITDA	6,483	13,466	(5,459)	14,490	6,922	13,529	(5,698)	14,753
Depreciation and amortization	1,744	4,647	(2,402)	3,989	1,854	5,029	(2,746)	4,137
Total Operating Expense	10,792	25,136	(11,744)	24,184	11,446	26,688	(12,872)	25,262
Operating Income	$4,739	$8,819	$(3,057)	$10,501	$5,068	$8,500	$(2,952)	$10,616
[1] Non-wireless (fixed) operations reported in Business Solutions segment.